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Capstone Companies, Inc. 350 Jim Moran Blvd, Suite 120 Deerfield Beach, FL 33442
FOR IMMEDIATE RELEASE
Capstone Companies to Present at the MicroCap Leadership Summit
DEERFIELD BEACH, FL, September 8, 2017 – Capstone Companies, Inc. (OTC: CAPC)  ("Capstone" or the "Company"), a designer of innovative LED lighting solutions including power failure lighting, announced today it has been selected to present at the second annual MicroCap Leadership Summit, hosted by the MicroCapClub, on Friday, September 22, 2017, at the West Chicago Northwest Hotel in Itasca, Illinois.
The Capstone presentation will be made by President and CEO Stewart Wallach.  The MicroCap Leadership Summit utilizes a small group format whereby the company will present to approximately 50 retail and institutional microcap investors throughout the day.  The Company's investor presentation will be accessible on the "Investors" page of the Capstone website, located at http://capstonecompaniesinc.com/event/
For more information about the MicroCap Leadership Summit, please visit http://microcapclub.com/summit/
About MicroCapClub
MicroCapClub is an exclusive forum for experienced microcap investors focused on microcap companies (sub $300m market cap) trading on United States, Canadian, UK, and Australian equity marketplaces. MicroCapClub was created to be a platform for experienced microcap investors to share and discuss stock ideas. Investors can join our community by applying to become a member or subscribing to gain instant view only access. MicroCapClub's mission is to foster the highest quality microcap investor Community, produce Educational content for investors, and promote better Leadership in the microcap arena. For more information, visit http://microcapclub.com
About Capstone Companies, Inc.
Capstone Companies, Inc. is a designer of innovative LED lighting solutions including power failure lighting, for consumers and institutions.  The Company's products are sold under the Capstone Lighting® and Hoover® HOME LED brands, to big box retailers, wholesale clubs, and home improvement stores throughout North America and in international markets.  Capstone's strategy is to utilize its low-cost manufacturing base to provide high-quality consumer products to its customers at a reasonable price, using primarily direct import distribution.
Visit www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.
Company:
Aimee C. Gaudet
Corporate Secretary
(954) 252.3440 Ext. 313